Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-239446

AMPCO-PITTSBURGH CORPORATION

This prospectus supplement, dated May 31, 2022 (the “Supplement”), filed by Ampco-Pittsburgh Corporation, a Pennsylvania corporation (the “Corporation” or “we,” “us” or “our”), supplements certain information contained in the Corporation’s prospectus dated August 17, 2020 (the “Prospectus”), which forms a part of the Corporation’s Registration Statements on Form S-1 (Registration Nos. 333-239446) (the “Registration Statement”). This Supplement amends and supplements the Prospectus and is not complete without, and may not be delivered or used except in connection with, the Prospectus, including all other amendments and supplements thereto.

The Prospectus relates to, among other things, the issuance by us of up to 5,714,285 shares of our common stock, $1.00 par value per share (“Common Stock”) upon the exercise of Series A warrants (as described in the Prospectus) issued by us in connection with a rights offering pursuant to the Registration Statement.

Each such Series A Warrant is exercisable to acquire 0.4464 shares of Common Stock at an exercise price of $2.5668 per Series A Warrant (or $5.75 per whole share of Common Stock under the Series A Warrants). However, we are offering holders of the Series A Warrants the opportunity to exercise such Series A Warrants at a temporarily reduced price of $1.7856 per Series A Warrant (or $4.00 per whole share of Common Stock) pursuant to the terms and subject to the conditions of an Offer to Exercise Warrants to Purchase Common Stock, dated May 31, 2022, which is included as Exhibit (a)(1)(B) to our Schedule TO filed with the Securities and Exchange Commission on or about the date hereof (the “Offer to Exercise”). During the Offer Period (as defined below), holders of the Series A Warrants may exercise such Series A Warrants at the reduced exercise price through the procedures described in the Offer to Exercise or holders of Series A Warrants may exercise such Series A Warrant at the initial exercise price of $2.5668 per Series A Warrant (or $5.75 per whole share of Common Stock under the Series A Warrants) following the procedures described in the Prospectus and instruct Broadridge Corporate Issuer Solutions, Inc. (the “Transfer Agent”) to issue the shares purchased pursuant to such Series A Warrant directly on the book-entry records of the Transfer Agent. Pursuant to the Offer to Exercise, the opportunity to temporarily exercise the warrants at the reduced exercise price will initially be available until 11:59 p.m. Eastern Time on June 28, 2022, subject to extension in our discretion as described in the Offer to Exercise (the “Offer Period”).

After the expiration of the Offer to Exercise, the exercise price of the Series A Warrants will automatically revert to the warrant exercise price of $2.5668 per Series A Warrant (or $5.75 per whole share of Common Stock under the Series A Warrants), as set forth in the original terms of the Series A Warrants and the reduced exercise price will no longer be in effect. Except for the temporarily reduced $1.7856 per Series A Warrant (or $4.00 per whole share of Common Stock), the terms of the Series A Warrants remain unchanged through the expiration of the Offer to Exercise.

Accordingly, all references in the Prospectus indicating that the exercise price of the Series A Warrants is $2.5668 per Series A Warrant (or $5.75 per whole share of Common Stock under the Series A Warrants) shall temporarily reflect an exercise price of $1.7856 per Series A Warrant (or $4.00 per whole share of Common Stock) through the expiration of the Offer to Exercise, unless such holder elects to exercise the Series A Warrant at the initial exercise price of $2.5668 per Series A Warrant (or $5.75 per whole share of Common Stock under the Series A Warrants) following the procedures described in the Prospectus and instruct the Transfer Agent to issue the shares purchased pursuant to such Series A Warrant directly on the book-entry records of the Transfer Agent.

An investment in our securities involves risks. See “Risk Factors” beginning on page 5 of the Prospectus for a discussion of the factors you should consider before you make your decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 31, 2022.